Exhibit 99.1

Tripath Technology Inc. Reports First Quarter 2004 Financial Results; Announced Design Wins with Alcatel Shanghai Bell, Eizo, Panasonic, Samsung and TCL

    SAN JOSE, Calif.--(BUSINESS WIRE)--April 22, 2004--

            Introduced Four CMOS ("Godzilla" Architecture)
                      Digital Amplifier Products

    Tripath Technology Inc. (Nasdaq:TRPH), creators of Digital Power Processing (DPP(R)) and Class-T(R) advanced 1-bit Digital Amplifiers, today reported financial results for its first quarter of fiscal year 2004.
    Revenues for the first quarter ended March 31, 2004 were $4.2 million, a sequential increase of 2% over revenues of $4.1 million for the fourth quarter of fiscal year 2003 and an increase of 40% over revenues of $3.0 million for the first quarter of fiscal year 2003.
    The Company's net loss applicable to the common stockholders for the first quarter of fiscal year 2004 was $1.8 million or $(0.04) per share, compared to a net loss of $1.4 million, or $(0.03) per share for the fourth quarter of fiscal year 2003, and a net loss of $2.5 million or $(0.06) per share for the first quarter of fiscal year 2003.
    The gross profit margin declined during the first quarter of fiscal year 2004 to 29% compared with 33% for the fourth quarter of fiscal year 2003 primarily due to higher assembly and test manufacturing costs.
    Operating expenses increased by 7% from $2.8 million for the fourth quarter of fiscal year 2003 to $3.0 million for the first quarter of fiscal year 2004.
    "Despite weaker seasonal demand in the consumer electronics market, Tripath achieved modest revenue growth of 2% during the first quarter of 2004. Revenues for the first quarter of 2004, were also up 40% year-over year," said Dr. Adya Tripathi, Chairman, President and CEO of Tripath.
    Dr. Tripathi also added, "We are pleased with the progress we are making in penetrating the consumer electronics and communications markets. During the first quarter we announced design wins in the flat panel TV market with TCL, a leading Chinese company in the plasma and LCD TV markets in Asia, and with Eizo, a leading Japanese manufacturer of high-end visual display products with a wide range of LCD, CRT and PDP monitors. We were also selected by Samsung for five additional LCD, plasma TVs and two LCD monitors and are now featured in approximately twenty Samsung LCD, Plasma and DLP TV models ranging from 15 to 63 inches. Sales in the flat panel TV market represented 51% of our total revenues last quarter."
    "We continue to make excellent progress in the automotive market," added Dr. Tripathi. "We announced two design wins with Panasonic's in-dash TV/DVD receivers and CD player/receiver and also introduced the world's first 4 channel x 100 watt digital audio amplifier chip in a single package at the Consumer Electronics Show (CES) in Las Vegas. In the communications market, we recently announced that our line driver product was selected by Alcatel Shanghai Bell for their 24 channel DSL line card and we began shipping product during the later part of March 2004."
    Dr. Tripathi also commented, "We also introduced four CMOS digital amplifier devices in January 2004 at CES based on the new 'Godzilla' low cost architecture which are now being sampled with volume production anticipated to start during the third quarter of 2004."

    Highlights For the First Quarter Include:

    Design Wins and New Products Announcements:

    --  Announced design win in Alcatel Shanghai Bell's 24-Channel DSL
        Line Card.

    --  Announced design win in TCL's plasma TVs.

    --  Announced design win in Eizo's consumer LCD TV.

    -- Announced design wins in Panasonic's in-dash TV/DVD receiver and in-dash CD player/receiver car audio products.

    -- Announced additional design wins in Samsung's plasma flat panel TVs and LCD monitors.

    -- Introduced world's first 4 channel x 100 Watt single package digital audio amplifier (TAA4100) at CES.

    -- Launched four CMOS digital amplifier devices based on "Godzilla" low-cost architecture.

    Financial:

    -- Achieved 2% revenue growth over Q4-03 and 40% revenue growth over Q1-03.

    --  Gross margins decreased from 33% (Q4-03) to 29% (Q1-04).

    -- Operating expenses increased from $2.8 million (Q4-03) to $3.0 million (Q1-04).

    -- $9.2 million cash balance at March 31, 2004 compared with $9.6 million at December 31, 2003.

    -- Accounts Receivable Days Sales Outstanding (DSO) increased from 45 days (Q4-03) to 59 days (Q1-04).

    First Quarter Conference Call

    Tripath Technology Inc. will hold a conference call on April 22nd at 1.30 PM (PDT) to discuss the financial results for the first quarter of fiscal year 2004. Analysts and investors are invited to participate on the call by dialing 1-(866)-800-8649 (Domestic) and
(617)-614-2703 (International) and entering the pass code 99902016. Additionally, investors may take advantage of a live web cast of the call available through the investor relation's section of Tripath's website at www.tripath.com or via CCBN at www.fulldisclosure.com. Investors can access the call via CCBN's password-protected event management site, StreetEvents, www.streetevents.com.
    The conference call replay will be available on the investor relations section of Tripath's website at www.tripath.com after 3:30 PM (PDT) on April 22nd and will remain available until the release of the Company's second quarter financial results. The replay number is 1-(888)-286-8010 (Domestic) and (617)-801-6888 (International). The
access number for the replay will be 21065356.

    About Tripath Technology Inc.

    Based in San Jose, California, Tripath Technology Inc. is a fabless semiconductor company that focuses on providing highly efficient power amplification to the digital media, consumer electronics and communications markets. Tripath owns the patented technology called Digital Power Processing (DPP(R)), which combines modern advances in digital signal processing and power processing. Tripath's current customers include consumer electronic and computer companies, such as Aiwa, Denon, Eizo, Hitachi, Motorola, Onkyo, Samsung, Sharp, Sony, TCL and Toshiba, as well as DSL communications equipment providers, such as Alcatel, who use Tripath's power efficient line drivers for central office applications. For more information please visit Tripath's web site at www.tripath.com

    Safe Harbor Statement

    Certain statements in this release concerning Tripath's sales efforts in the consumer electronics, communications and automotive markets, anticipated start of volume production of its products, as well as comments discussing Tripath's long term outlook are forward-looking statements that involve a number of risks and uncertainties. Actual events and results could differ materially from those stated or implied from the forward looking statements. Tripath's ability to grow depends on many factors, such as silicon wafer pricing and the availability of foundry and assembly capacity and raw materials. Also, the availability and pricing of competing products and technologies would effect sales and pricing of Tripath's products. Tripath may experience fluctuations in the manufacturing yields of its third party semiconductor foundries and other problems or delays in the fabrication, assembly, testing or delivery of its products including, but not limited to the recently announced low cost ("Godzilla") products, which are based on a new design architecture. Tripath may not be able to specify, develop or acquire, complete, introduce, market and transition to volume production new products, including the new "Godzilla" based products, and technologies in a timely manner. Further information regarding these and other risks and uncertainties is included in Tripath's United States Securities and Exchange Commission filings, in particular, Tripath's annual report on Form 10-K and quarterly reports on Form 10-Q.

    CONTACT: Tripath Technology Inc.
             David P. Eichler, 408-750-6801
             deichler@tripath.com

                       TRIPATH TECHNOLOGY INC.
                CONSOLIDATED STATEMENTS OF OPERATIONS
                (in thousands, except per share data)
                             (unaudited)

                                                   Three Months Ended
                                                  --------------------
                                                  March 31   March 31
                                                  --------- ----------
                                                     2004       2003
                                                  --------- ----------

Revenue                                           $  4,166   $  2,952
Cost of revenue                                      2,972      2,207
                                                  --------- ----------
Gross Profit                                         1,194        745
                                                  --------- ----------

Operating expenses:
  Research and development                           1,718      1,978
  Selling, general and administrative                1,269      1,246
                                                  --------- ----------
      Total operating expenses                       2,987      3,224
                                                  --------- ----------

Loss from operations                                (1,793)    (2,479)
Net interest income                                      8          2
                                                  --------- ----------
Net loss applicable to common stockholders        $ (1,785)  $ (2,477)
                                                  ========= ==========

Basic and diluted net loss per share applicable
 to common stockholders                           $  (0.04)  $  (0.06)
                                                  ========= ==========

Number of shares used to compute basic and
 diluted net loss per share applicable to common
 stockholders                                       45,266     41,352
                                                  ========= ==========


Stock-based compensation attributable to individuals that worked in the following functions is as follows:

                                                 Three Months Ended
                                               -----------------------
                                                March  31    March 31
                                               ----------   ----------
                                                  2004         2003
                                               ----------   ----------

Manufacturing (cost of revenue)                $       -    $       2
Research and development                               1           17
Selling, general and administrative                   41          (55)
                                               ----------   ----------
      Total stock-based compensation           $      42    $     (36)
                                               ==========   ==========

                        TRIPATH TECHNOLOGY INC.
                      CONSOLIDATED BALANCE SHEETS
                            (in thousands)
                              (unaudited)

                                                March 31   December 31
                                                  2004        2003
                                               ----------- -----------
ASSETS
Current assets:
  Cash, cash equivalents and restricted cash    $   9,183   $   9,612
  Accounts receivable, net                          2,692       2,041
  Inventories                                       7,016       5,574
  Prepaid expenses and other current assets           257         263

                                               ----------- -----------
    Total current assets                           19,148      17,490

Property and equipment, net                         1,949       1,897
Other assets                                           83          81

                                               ----------- -----------
     Total assets                               $  21,180   $  19,468
                                               =========== ===========


LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                              $   4,742   $   4,069
  Current portion of capital lease obligations        445         496
  Current portion of deferred rent                    140          24
  Accrued expenses                                    922         602
  Deferred distributor revenue                      1,112       1,125

                                               ----------- -----------
    Total current liabilities                       7,361       6,316

Long term liabilities                               1,043       1,232

                                               ----------- -----------
     Total liabilities                             8,404       7,548
                                               ----------- -----------

Stockholders' equity:
  Common stock                                         47          45
  Additional paid-in capital                      194,254     191,656
  Deferred stock-based compensation                  (176)       (217)
  Accumulated deficit                            (181,349)   (179,564)

                                               ----------- -----------
    Total stockholders' equity                     12,776      11,920
                                               ----------- -----------

                                               ----------- -----------
     Total liabilities and stockholders' equity $  21,180   $  19,468
                                               =========== ===========